Exhibit 99.1
For Immediate Release
First Interstate BancSystem, Inc. Reports Fourth Quarter Earnings
Billings, MT - January 28, 2026 - First Interstate BancSystem, Inc. (NASDAQ: FIBK) (the “Company”) today reported financial results for the fourth quarter of 2025. For the quarter, the Company reported net income of $108.8 million, or $1.08 per diluted share, which compares to net income of $71.4 million, or $0.69 per diluted share, for the third quarter of 2025 and net income of $52.1 million, or $0.50 per diluted share, for the fourth quarter of 2024.
For the year ended December 31, 2025, the Company reported net income of $302.1 million, or $2.94 per diluted share, compared to $226.0 million, or $2.19 per diluted share, for the year ended December 31, 2024.
HIGHLIGHTS
•Completed the sale of the Arizona and Kansas branches on October 10, 2025 resulting in a gain of $62.7 million for the fourth quarter of 2025.
•Announced in October, the Company plans to close four Nebraska branches in February 2026. This is in addition to the pending sale of 11 Nebraska branches, consisting of $72.5 million in loans and $303.5 million of deposits as of December 31, 2025. That transaction is expected to close in early second quarter of 2026. The Company also intends to close the single branch locations in Minnesota and North Dakota in February 2026.
•Net interest margin increased to 3.36% for the fourth quarter of 2025, a 2-basis point increase from the third quarter of 2025 and an 18-basis point increase from the fourth quarter of 2024.
•Other borrowed funds were zero as of December 31, 2025 and September 30, 2025 as compared to $1,567.5 million as of December 31, 2024.
•Non-performing assets decreased $47.3 million, or 25.5%, to $138.3 million as of December 31, 2025, from $185.6 million as of September 30, 2025 and decreased $7.3 million, or 5.0%, from $145.6 million as of December 31, 2024.
•Net charge-offs increased $19.8 million to $22.1 million, or an annualized 0.56% of average loans outstanding, as of December 31, 2025, from $2.3 million, or an annualized 0.06% of average loans outstanding, as of September 30, 2025, and decreased $33.1 million from $55.2 million, or an annualized 1.22% of average loans outstanding, as of December 31, 2024.
•Criticized loans decreased $112.3 million to $1,051.8 million as of December 31, 2025, compared to $1,164.1 million as of September 30, 2025, and increased $278.5 million, compared to $773.3 million as of December 31, 2024.
•Total deposits increased $124.9 million excluding $641.6 million of deposits sold in the Arizona and Kansas branch sale transaction in the fourth quarter of 2025. Total deposits decreased $516.7 million at December 31, 2025 from September 30, 2025 and decreased $927.3 million, or 4.0% from December 31, 2024.
•Since the adoption of its $150 million stock repurchase program on August 28, 2025, the Company repurchased approximately 3.65 million shares of common stock through December 31, 2025 for a total repurchase of approximately $117.6 million. On January 27, 2026, the board of directors authorized an increase to the repurchase program of an additional $150.0 million, or a total of $300.0 million since August of 2025.
•Capital ratios continued to improve during the fourth quarter of 2025, with the common equity tier 1 capital ratio increasing 48 basis points to 14.38%, compared to the third quarter of 2025, primarily as a result of lower risk-weighted assets partially driven by the Arizona and Kansas branch sales during the fourth quarter of 2025.
“We made continued, meaningful progress as we advance through each phase of our strategic plan. Our net interest margin continues to improve, we continued executing on our previously announced share repurchase program, and we were pleased to see reductions in non-performing and criticized assets as we continue to take a proactive approach to credit risk management. Given our strong capital position, we further increased our share repurchase authorization,” said James A Reuter, President and Chief Executive Officer of the Company. “We are pleased to continue to add strong talent to First Interstate, while elevating key leaders within the organization to support organic growth. Our strong and flexible liquidity and capital levels are expected to provide a solid foundation to drive growth and returns for our shareholders.”

DIVIDEND DECLARATION
On January 27, 2026, the Company’s board of directors declared a dividend of $0.47 per common share, payable on February 20, 2026, to common stockholders of record as of February 10, 2026. The dividend equates to a 5.7% annualized yield based on the $32.72 per share average closing price of the Company’s common stock as reported on NASDAQ during the fourth quarter of 2025.
NET INTEREST INCOME
Net interest income decreased $0.4 million to $206.4 million during the fourth quarter of 2025, compared to net interest income of $206.8 million during the third quarter of 2025. Net interest income decreased $7.9 million, or 3.7%, during the fourth quarter of 2025 compared to the fourth quarter of 2024. The decrease compared to the fourth quarter of 2024 was mainly the result of lower interest income as a result of a decrease in average rates, average investment security balances, and average loan balances, partially offset by a decrease in interest expense resulting from a decrease in the average other borrowed funds balance. Year-over-year lower interest earning assets and interest bearing liabilities were partially influenced by the reduction in loans of $291.5 million and deposits of $641.6 million related to the sale of the Arizona and Kansas branches, which resulted in a reduction of net interest income, in the fourth quarter of 2025.
Interest accretion attributable to the fair value of acquired loans, related to prior acquisitions, contributed to net interest income during the fourth quarter of 2025, the third quarter of 2025, and the fourth quarter of 2024, in the amounts of $2.6 million, $3.5 million, and $8.6 million, respectively.
Net interest margin ratio was 3.36% for the fourth quarter of 2025, compared to 3.34% during the third quarter of 2025, and 3.18% during the fourth quarter of 2024. Net FTE (fully-taxable equivalent) interest margin ratio1 was 3.38% for the fourth quarter of 2025, compared to 3.36% during the third quarter of 2025, and 3.20% during the fourth quarter of 2024. Excluding interest accretion from the fair value of acquired loans, the adjusted net FTE interest margin ratio1, was 3.34%, an increase of 4 basis points from the prior quarter, primarily driven by higher yields on higher average investment security balances and lower interest bearing deposit costs, partially offset by lower loan yields. Excluding interest accretion from the fair value of acquired loans, on a year-over-year basis, the adjusted net FTE interest margin ratio increased 26 basis points, primarily as a result of lower interest expense resulting from decreased other borrowed funds balances.
PROVISION FOR CREDIT LOSSES
During the fourth quarter of 2025, the Company recorded a provision for credit losses of $7.1 million. This compares to a provision for credit losses of zero and $33.7 million during the third quarter of 2025 and the fourth quarter of 2024, respectively.
For the fourth quarter of 2025, net charge-offs were $22.1 million, or an annualized 0.56% of average loans outstanding, compared to net charge-offs of $2.3 million, or an annualized 0.06% of average loans outstanding, for the third quarter of 2025 and net charge-offs of $55.2 million, or an annualized 1.22% of average loans outstanding, for the fourth quarter of 2024. Net loan charge-offs in the fourth quarter of 2025 were composed of charge-offs of $24.5 million, primarily related to one loan of $15.8 million which had a specific reserve of $11.6 million as of September 30, 2025, offset by recoveries of $2.4 million. Net loan charge-offs in the third quarter of 2025 were composed of charge-offs of $6.7 million, which was offset by recoveries of $4.4 million. Net loan charge-offs in the fourth quarter of 2024 were composed of charge-offs of $58.3 million, which was offset by recoveries of $3.1 million.
The Company’s allowance for credit losses as a percentage of period-end loans held for investment was 1.26% at December 31, 2025, compared to 1.30% at September 30, 2025 and 1.14% at December 31, 2024. Coverage of non-performing loans increased to 141.9% at December 31, 2025, compared to 113.0% at September 30, 2025 and decreased from 144.4% at December 31, 2024.
1 Represents a Non-GAAP financial measure. See “Non-GAAP Financial Measures” and the corresponding table captioned “Non-GAAP Financial Measures” included below for an explanation of the manner in which this measure is calculated and a reconciliation to this measure’s most directly comparable GAAP financial measure.

NONINTEREST INCOME

For the Quarter Ended	Dec 31, 2025	Sep 30, 2025	$ Change	% Change	Dec 31, 2024	$ Change	% Change
(Dollars in millions)
Payment services revenues	$16.2	$16.8	$(0.6)	(3.6)%	$17.9	$(1.7)	(9.5)%
Mortgage banking revenues	1.1	1.5	(0.4)	(26.7)	1.5	(0.4)	(26.7)
Wealth management revenues	10.7	10.4	0.3	2.9	10.6	0.1	0.9
Service charges on deposit accounts	6.5	7.0	(0.5)	(7.1)	6.7	(0.2)	(3.0)
Other service charges, commissions, and fees	2.3	2.1	0.2	9.5	2.5	(0.2)	(8.0)
Other income	69.8	5.9	63.9	NM	7.8	62.0	NM
Total noninterest income	$106.6	$43.7	$62.9	143.9%	$47.0	$59.6	126.8%
Noninterest income was $106.6 million for the fourth quarter of 2025, increasing $62.9 million compared to the third quarter of 2025 and increasing $59.6 million compared to the fourth quarter of 2024, primarily due to a $62.7 million gain from the sale of the Arizona and Kansas branches.
Payment services revenues decreased $0.6 million and $1.7 million during the fourth quarter of 2025 compared to the third quarter of 2025 and the fourth quarter of 2024, respectively. The decrease was mainly the result of lower consumer credit card interchange during the fourth quarter of 2025 as compared to the fourth quarter of 2024, related to the outsourcing of consumer credit cards in the second quarter of 2025.
Other income increased $63.9 million to $69.8 million during the fourth quarter of 2025, compared to $5.9 million during the third quarter of 2025. The increase is primarily due to the $62.7 million gain from the sale of the Arizona and Kansas branches, which transaction closed on October 10, 2025, and the gain-on-sale of certain equity securities of $1.4 million during the fourth quarter of 2025. Other income increased $62.0 million from $7.8 million during the fourth quarter of 2024, primarily due to the gain from the sale of the Arizona and Kansas branches and the gain-on-sale of certain equity securities, partially offset by a gain-on-sale of assets of $2.1 million during the fourth quarter of 2024.
NONINTEREST EXPENSE

For the Quarter Ended	Dec 31, 2025	Sep 30, 2025	$ Change	% Change	Dec 31, 2024	$ Change	% Change
(Dollars in millions)
Salaries and wages	$74.8	$66.2	$8.6	13.0%	$68.5	$6.3	9.2%
Employee benefits	18.5	18.2	0.3	1.6	20.5	(2.0)	(9.8)
Occupancy and equipment	19.6	18.5	1.1	5.9	18.2	1.4	7.7
Other intangible amortization	3.4	3.4	—	—	3.6	(0.2)	(5.6)
Other expenses	50.4	51.6	(1.2)	(2.3)	50.0	0.4	—
Other real estate owned expense	—	—	—	—	0.1	(0.1)	NM
Total noninterest expense	$166.7	$157.9	$8.8	5.6%	$160.9	$5.8	3.6%
The Company’s noninterest expense was $166.7 million for the fourth quarter of 2025, an increase of $8.8 million from the third quarter of 2025 and an increase of $5.8 million from the fourth quarter of 2024.
Salary and wages expense increased $8.6 million to $74.8 million during the fourth quarter of 2025 compared to the third quarter of 2025, primarily due to higher short-term incentive accruals of $5.6 million and severance accruals of $4.2 million, partially offset by lower salaries of $1.2 million during the fourth quarter of 2025. Salaries and wages expense increased $6.3 million to $74.8 million from $68.5 million during the fourth quarter of 2024, primarily due to higher severance costs and higher short-term incentive accruals during the fourth quarter of 2025.
Employee benefit expenses increased $0.3 million to $18.5 million during the fourth quarter of 2025, compared to $18.2 million during the third quarter of 2025. Employee benefit expenses decreased $2.0 million from $20.5 million during the fourth quarter of 2024, primarily due to lower health insurance costs, partially offset by higher long-term incentive accruals during the fourth quarter of 2025.
Occupancy and equipment expenses increased $1.1 million to $19.6 million during the fourth quarter of 2025, compared to $18.5 million during the third quarter of 2025 and increased $1.4 million during the fourth quarter of 2025 from $18.2 million during the fourth quarter of 2024, primarily due to changes related to the pending branch closures and snow removal costs during the fourth quarter of 2025.

Other expenses decreased $1.2 million during the fourth quarter of 2025 compared to the third quarter of 2025, primarily due to the reversal of $1.2 million related to the FDIC special assessment accrual as a result of the FDIC interim rule collection update released in December 2025. Other expenses increased $0.4 million during the fourth quarter of 2025 compared to the fourth quarter of 2024.
BALANCE SHEET
Total assets decreased $692.3 million, or 2.5%, to $26,640.6 million as of December 31, 2025, from $27,332.9 million as of September 30, 2025, primarily due to a decrease in loans. Total assets decreased $2,496.8 million from $29,137.4 million as of December 31, 2024, primarily due to decreases in investment securities and loans, the funds from which were partially used to pay down debt.
Investment securities increased $324.4 million to $7,630.2 million as of December 31, 2025, from $7,305.8 million as of September 30, 2025, primarily resulting from purchases and a $34.2 million increase in fair market values partially offset by pay-downs, maturities, and called securities during the fourth quarter. Investment securities decreased $114.4 million from $7,744.6 million as of December 31, 2024, primarily resulting from called securities and normal pay-downs and maturities, partially offset by purchases of investment securities and a $187.8 million increase in fair market values during the period.
The following table presents the composition and comparison of loans held for investment as of the quarters-ended:

	Dec 31, 2025	Sep 30, 2025	$ Change	% Change	Dec 31, 2024	$ Change	% Change
Real Estate:
Commercial	$8,144.4	$8,496.4	$(352.0)	(4.1)%	$9,263.2	$(1,118.8)	(12.1)%
Construction	837.2	960.8	(123.6)	(12.9)	1,244.6	(407.4)	(32.7)
Residential	2,108.8	2,136.0	(27.2)	(1.3)	2,191.6	(82.8)	(3.8)
Agricultural	629.0	623.0	6.0	1.0	701.1	(72.1)	(10.3)
Total real estate	11,719.4	12,216.2	(496.8)	(4.1)	13,400.5	(1,681.1)	(12.5)
Consumer:
Indirect	477.5	540.3	(62.8)	(11.6)	725.0	(247.5)	(34.1)
Direct and advance lines	131.5	134.3	(2.8)	(2.1)	134.0	(2.5)	(1.9)
Credit card	—	—	—	—	77.6	(77.6)	(100.0)
Total consumer	609.0	674.6	(65.6)	(9.7)	936.6	(327.6)	(35.0)
Commercial	2,359.6	2,447.4	(87.8)	(3.6)	2,829.4	(469.8)	(16.6)
Agricultural	520.2	495.5	24.7	5.0	687.9	(167.7)	(24.4)
Other, including overdrafts	1.7	10.2	(8.5)	(83.3)	1.6	0.1	6.3
Deferred loan fees and costs	(8.3)	(9.5)	1.2	(12.6)	(11.1)	2.8	(25.2)
Loans held for investment, net of deferred loan fees and costs	$15,201.6	$15,834.4	$(632.8)	(4.0)%	$17,844.9	$(2,643.3)	(14.8)%
The decline in loans was impacted by $62.8 million of continued amortization of the indirect portfolio for which the Company stopped originating loans during the first quarter of 2025, $72.5 million of loans held for investment that were transferred to loans held-for-sale related to the pending sale of the Nebraska branches and larger loan paydowns and payoffs during the fourth quarter of 2025.
The ratio of loans held for investment to deposits was 68.8%, as of December 31, 2025, compared to 70.1% as of September 30, 2025 and 77.5% as of December 31, 2024.
Total deposits decreased $516.7 million to $22,088.3 million as of December 31, 2025, from $22,605.0 million as of September 30, 2025, primarily due to decreases in all deposit categories during the fourth quarter, driven by the Arizona and Kansas branch sales which consisted of $641.6 million of deposits. Total deposits decreased $927.3 million, or 4.0%, from $23,015.6 million as of December 31, 2024, with decreases in all deposit categories except for savings deposits during the fourth quarter of 2025, primarily driven by the Arizona and Kansas branch sales which consisted of $641.6 million of deposits.
Other borrowed funds is composed of variable-rate, overnight and fixed-rate borrowings with remaining contractual tenors of up to one year through the Federal Home Loan Bank. Other borrowed funds were zero as of December 31, 2025 and September 30, 2025, respectively. Other borrowed funds decreased $1,567.5 million from December 31, 2024. The decrease was funded by cash flows from paydowns and maturities of investment securities and loans, which were utilized for the pay-off of the Federal Home Loan Bank borrowings.

The Company is considered to be “well-capitalized” as of December 31, 2025, having exceeded all regulatory capital adequacy requirements. During the fourth quarter of 2025, the Company paid regular common stock dividends of approximately $48.1 million, or $0.47 per share and repurchased approximately 2.8 million shares of common stock at a weighted average price of $32.06 per share pursuant to its stock repurchase program discussed above.
CREDIT QUALITY
As of December 31, 2025, non-performing assets decreased $47.3 million, or 25.5%, to $138.3 million, compared to $185.6 million as of September 30, 2025, primarily as a result of a decrease in non-accrual loans related to a single client relationship comprised of $19.6 million in commercial real estate and $13.5 million in commercial non-accrual loans.
Criticized loans decreased $112.3 million, or 9.6%, to $1,051.8 million as of December 31, 2025, from $1,164.1 million as of September 30, 2025, primarily as a result of upgrades as well as paydowns, payoffs, and charge offs in the portfolio.
NON-GAAP FINANCIAL MEASURES
In addition to results presented in accordance with accounting principles generally accepted in the United States of America, or GAAP, this press release contains the following non-GAAP financial measures that management uses to evaluate our performance relative to our capital adequacy standards: (i) tangible common stockholders’ equity; (ii) tangible assets; (iii) tangible book value per common share; (iv) tangible common stockholders’ equity to tangible assets; (v) average tangible common stockholders’ equity; (vi) return on average tangible common stockholders’ equity; (vii) net FTE interest income; (viii) net FTE interest margin ratio; (ix) adjusted net FTE interest income; and (x) adjusted net FTE interest margin ratio. Tangible common stockholders’ equity is calculated as total common stockholders’ equity less goodwill and other intangible assets (excluding mortgage servicing rights). Tangible assets are calculated as total assets less goodwill and other intangible assets (excluding mortgage servicing rights). Tangible book value per common share is calculated as tangible common stockholders’ equity divided by common shares outstanding. Tangible common stockholders’ equity to tangible assets is calculated as tangible common stockholders’ equity divided by tangible assets. Average tangible common stockholders’ equity is calculated as average total stockholders’ equity less average goodwill and other intangible assets (excluding mortgage servicing rights). Return on average tangible common stockholders’ equity is calculated as annualized net income available to common shareholders divided by average tangible common stockholders’ equity. Net FTE interest income is calculated as net interest income, adjusted to include its FTE interest income. Net FTE interest margin ratio is calculated as net FTE interest income divided by average interest earning assets. Adjusted net FTE interest income is calculated as net FTE interest income less purchase accounting interest accretion on acquired loans. Adjusted net FTE interest margin ratio is calculated as annualized adjusted net FTE interest income divided by average interest earning assets. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies because other companies may not calculate these non-GAAP measures in the same manner. They also should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP.
The Company adjusts the most directly comparable capital adequacy GAAP financial measures to the non-GAAP financial measures described in subclauses (i) through (vi) above to exclude goodwill and other intangible assets (except mortgage servicing rights), adjusts its GAAP net interest income to include fully taxable equivalent adjustments and further adjusts its net interest income on a fully taxable equivalent basis to exclude purchase accounting interest accretion. Management believes these non-GAAP financial measures, which are intended to complement the capital ratios defined by banking regulators and to present on a consistent basis our and our acquired companies’ organic continuing operations without regard to acquisition costs and other adjustments that we consider to be unpredictable and dependent on a significant number of factors that are outside our control, are useful to investors in evaluating the Company’s performance because, as a general matter, they either do not represent an actual cash expense and are inconsistent in amount and frequency depending upon the timing and size of our acquisitions (including the size, complexity and/or volume of past acquisitions, which may drive the magnitude of acquisition related costs, but may not be indicative of the size, complexity and/or volume of future acquisitions or related costs), or they cannot be anticipated or estimated in a particular period (in particular as it relates to unexpected recovery amounts). This impacts the ratios that are important to analysts and allows investors to compare certain aspects of the Company’s capitalization to other companies.
See the “Non-GAAP Financial Measures” table included herein and the textual discussion for a reconciliation of the above-described non-GAAP financial measures to their most directly comparable GAAP financial measures.

Cautionary Note Regarding Forward-Looking Statements and Factors that Could Affect Future Results
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. Any statements about our plans, objectives, expectations, strategies, beliefs, or future performance, financial condition, results of operations, investment portfolio, market position, or events constitute forward-looking statements. Such statements are identified by words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trends,” “objectives,” “continues”, “projected,” as well as the negative forms of those words or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “may,” or similar expressions. Forward-looking statements involve known and unknown risks, uncertainties, assumptions, estimates and other important factors that could cause actual results to differ materially from any results, performance or events expressed or implied by such forward-looking statements. Furthermore, the following factors, among others, may cause actual results to differ materially from current expectations in the forward-looking statements, including those set forth in this press release:
•new or changes in existing governmental regulations or in the way such regulations are interpreted or enforced;
•negative developments in the banking industry and increased regulatory scrutiny;
•tax legislative initiatives or assessments;
•more stringent capital requirements, to the extent they may become applicable to us;
•changes in accounting standards;
•any failure to comply with applicable laws and regulations, including, but not limited to, the Community Reinvestment Act and fair lending laws, the USA PATRIOT ACT of 2001, the Office of Foreign Asset Control guidelines and requirements, the Bank Secrecy Act, and the related Financial Crimes Enforcement Network and Federal Financial Institutions Examination Council Guidelines and regulations;
•federal deposit insurance assessment rate increases;
•lending risks and risks associated with loan portfolio concentrations;
•a decline in economic conditions that could reduce demand for our products and services and negatively impact the credit quality of loans;
•credit losses on loans exceeding estimates;
•potential effects on the U.S. economy resulting from the implementation of governmental policies, including tax regulations and changes to United States trade policies, including the imposition of tariffs and retaliatory tariffs and geopolitical uncertainty;
•the soundness of other financial institutions;
•the ability to meet cash flow needs and availability of financing sources for working capital and other needs;
•a loss of deposits or a change in product mix that increases the Company’s funding costs;
•inability to access funding or to monetize liquid assets;
•changes in interest rates;
•interest rate effect on the value of our investment securities;
•cybersecurity risks, including business disruptions from denial-of-service attacks, network intrusions, business e-mail compromise, and other malicious behavior that could result in the disclosure of confidential information;
•privacy, information security, and data protection laws, rules, and regulations that affect or limit how we collect and use personal information or otherwise have an adverse effect on us;
•the potential impairment of our goodwill and other intangible assets;
•our reliance on third parties that provide key components of our business infrastructure;
•events that may tarnish our reputation;
•mainstream and social media contagion;
•the loss of the services of key members of our management team and directors;
•our ability to attract and retain qualified employees to operate our business;
•costs associated with repossessed properties, including potential environmental remediation;
•the effectiveness of our operational processes, policies and procedures, and internal control over financial reporting;
•our ability to implement technology-facilitated products and services or be successful in marketing these products and services to our clients;
•the development and use of artificial intelligence ("AI");
•risks related to acquisitions, mergers, strategic partnerships, divestitures, and other transactions;
•competition from new or existing financial institutions and non-banks;
•investing in technology;
•incurrence of significant costs related to mergers and related integration activities;
•the volatility in the price and trading volume of our common stock;
•“anti-takeover” provisions in our certificate of incorporation and regulations, which may make it more difficult for a third party to acquire control of us even in circumstances that could be deemed beneficial to stockholders;
•changes in our dividend policy or our ability to pay dividends;
•the possibility that we may fail to realize the anticipated benefits of our stock repurchase program;
•our common stock not being an insured deposit;

•the potential dilutive effect of future equity issuances;
•the subordination of our common stock to our existing and future indebtedness;
•the effect of global conditions, earthquakes, volcanoes, tsunamis, floods, fires, drought, and other natural catastrophic events; and
•the impact of climate change and environmental sustainability matters.
The foregoing factors are not necessarily all of the factors that could cause our actual results, performance, or achievements to differ materially from expectations. Other unknown or unpredictable factors also could harm our results.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above and included and described in more detail in our periodic reports filed with the Securities and Exchange Commission, or SEC, under the Securities Exchange Act of 1934, as amended, under the caption “Risk Factors.” Interested parties are urged to read in their entirety such risk factors prior to making any investment decision with respect to the Company. Forward-looking statements speak only as of the date they are made, and we do not undertake or assume any obligation to update publicly any of these statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
Fourth Quarter 2025 Conference Call for Investors
First Interstate BancSystem, Inc. will host a conference call to discuss the results for the fourth quarter of 2025 at 9:30 a.m. Eastern Time (7:30 a.m. Mountain Time) on Thursday, January 29, 2026. The conference call will be accessible by telephone and through the Internet. Participants may join the call by dialing 1-800-549-8228; the access code is 06978. To participate via the Internet, visit www.FIBK.com. The call will be recorded and made available for replay on January 29, 2026, after 1:00 p.m. Eastern Time (11:00 a.m. Mountain Time), through February 28, 2026, prior to 9:00 a.m. Eastern Time (7:00 a.m. Mountain Time), by dialing 1-888-660-6264; the access code is 06978. The call will also be archived on our website, www.FIBK.com, for one year.
About First Interstate BancSystem, Inc.
First Interstate BancSystem, Inc. is a financial and bank holding company focused on community banking. Incorporated in 1971 and headquartered in Billings, Montana, the Company operates banking offices, including detached drive-up facilities, in communities across Colorado, Idaho, Iowa, Minnesota, Missouri, Montana, Nebraska, North Dakota, Oregon, South Dakota, Washington, and Wyoming, in addition to offering online and mobile banking services. Through our bank subsidiary, First Interstate Bank, the Company delivers a comprehensive range of banking products and services to individuals, businesses, municipalities, and others throughout the Company’s market areas.

Contact:	David P. Della Camera, CFA	NASDAQ: FIBK
	Chief Financial Officer First Interstate BancSystem, Inc. (406) 255-5363 investor.relations@fib.com	www.FIBK.com (FIBK-ER)

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Quarter Ended					% Change
(In millions, except % and per share data)	Dec 31, 2025	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	4Q25 vs 3Q25	4Q25 vs 4Q24
Net interest income	$206.4	$206.8	$207.2	$205.0	$214.3	(0.2)%	(3.7)%
Net interest income on a fully-taxable equivalent ("FTE") basis	207.7	208.2	208.6	206.6	215.9	(0.2)	(3.8)
Provision for (reduction of) credit losses	7.1	—	(0.3)	20.0	33.7	NM	(78.9)
Noninterest income:
Payment services revenues	16.2	16.8	17.8	17.1	17.9	(3.6)	(9.5)
Mortgage banking revenues	1.1	1.5	1.8	1.4	1.5	(26.7)	(26.7)
Wealth management revenues	10.7	10.4	9.7	9.8	10.6	2.9	0.9
Service charges on deposit accounts	6.5	7.0	6.9	6.6	6.7	(7.1)	(3.0)
Other service charges, commissions, and fees	2.3	2.1	2.1	2.3	2.5	9.5	(8.0)
Total fee-based revenues	36.8	37.8	38.3	37.2	39.2	(2.6)	(6.1)
Other income	69.8	5.9	2.8	4.8	7.8	NM	NM
Total noninterest income	106.6	43.7	41.1	42.0	47.0	143.9	126.8
Noninterest expense:
Salaries and wages	74.8	66.2	65.0	68.6	68.5	13.0	9.2
Employee benefits	18.5	18.2	17.9	20.0	20.5	1.6	(9.8)
Occupancy and equipment	19.6	18.5	18.6	18.7	18.2	5.9	7.7
Other intangible amortization	3.4	3.4	3.4	3.4	3.6	—	(5.6)
Other expenses	50.4	51.6	50.2	49.4	50.0	(2.3)	—
Other real estate owned expense	—	—	—	0.5	0.1	—	NM
Total noninterest expense	166.7	157.9	155.1	160.6	160.9	5.6	3.6
Income before income tax	139.2	92.6	93.5	66.4	66.7	50.3	108.7
Provision for income tax	30.4	21.2	21.8	16.2	14.6	43.4	108.2
Net income	$108.8	$71.4	$71.7	$50.2	$52.1	52.4%	108.8%

Weighted-average basic shares outstanding	100,791	103,154	103,261	103,092	103,083	(2.3)%	(2.2)%
Weighted-average diluted shares outstanding	101,096	103,387	103,364	103,416	103,399	(2.2)	(2.2)
Earnings per share - basic	$1.08	$0.69	$0.69	$0.49	$0.51	56.5	111.8
Earnings per share - diluted	1.08	0.69	0.69	0.49	0.50	56.5	116.0

NM - not meaningful

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(Unaudited)

	Year Ended December 31,		% Change
(In millions, except % and per share data)	2025	2024	2025 vs 2024
Net interest income	$825.4	$821.6	0.5
Net interest income on a fully-taxable equivalent ("FTE") basis	831.1	828.2	0.4
Provision for credit losses	26.8	67.8	(60.5)
Noninterest income:
Payment services revenues	67.9	73.6	(7.7)
Mortgage banking revenues	5.8	6.6	(12.1)
Wealth management revenues	40.6	38.8	4.6
Service charges on deposit accounts	27.0	25.7	5.1
Other service charges, commissions, and fees	8.8	9.0	(2.2)
Total fee-based revenues	150.1	153.7	(2.3)
Other income	83.3	24.4	241.4
Total noninterest income	233.4	178.1	31.0
Noninterest expense:
Salaries and wages	274.6	270.9	1.4
Employee benefits	74.6	76.4	(2.4)
Occupancy and equipment	75.4	69.4	8.6
Other intangible amortization	13.6	14.6	(6.8)
Other expenses	201.6	202.0	(0.2)
Other real estate owned expense	0.5	4.1	NM
Total noninterest expense	640.3	637.4	0.5
Income before income tax	391.7	294.5	33.0
Provision for income tax	89.6	68.5	30.8
Net income	$302.1	$226.0	33.7

Weighted-average basic shares outstanding	102,570	102,978	(0.4)
Weighted-average diluted shares outstanding	102,831	103,191	(0.3)
Earnings per share - basic	$2.95	$2.19	34.7
Earnings per share - diluted	2.94	2.19	34.2

NM - not meaningful

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Unaudited)

						% Change
(In millions, except % and per share data)	Dec 31, 2025	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	4Q25 vs 3Q25	4Q25 vs 4Q24
Assets:
Cash and due from banks	$358.2	$382.7	$436.6	$390.4	$378.0	(6.4)%	(5.2)%
Interest bearing deposits in banks	951.4	1,066.4	653.5	480.9	518.5	(10.8)	83.5
Federal funds sold	0.1	0.1	0.1	0.1	0.1	—	—
Cash and cash equivalents	1,309.7	1,449.2	1,090.2	871.4	896.6	(9.6)	46.1
Investment securities, net	7,630.2	7,305.8	7,312.2	7,503.8	7,744.6	4.4	(1.5)
Investment in Federal Home Loan Bank and Federal Reserve Bank stock	106.3	106.8	118.1	150.1	177.4	(0.5)	(40.1)
Loans held for sale, at fair value	73.6	305.6	335.2	0.4	0.9	(75.9)	NM
Loans held for investment	15,201.6	15,834.4	16,353.4	17,377.3	17,844.9	(4.0)	(14.8)
Allowance for credit losses	(191.4)	(205.8)	(209.6)	(215.3)	(204.1)	(7.0)	(6.2)
Net loans held for investment	15,010.2	15,628.6	16,143.8	17,162.0	17,640.8	(4.0)	(14.9)
Goodwill and intangible assets (excluding mortgage servicing rights)	1,182.2	1,185.5	1,188.9	1,192.4	1,195.7	(0.3)	(1.1)
Company owned life insurance	523.0	520.2	516.7	514.2	513.0	0.5	1.9
Premises and equipment	406.6	415.1	413.0	428.9	427.2	(2.0)	(4.8)
Other real estate owned	3.4	3.4	3.4	3.5	4.3	—	(20.9)
Mortgage servicing rights	23.1	23.8	24.4	24.9	25.7	(2.9)	(10.1)
Other assets	372.3	388.9	420.5	428.2	511.2	(4.3)	(27.2)
Total assets	$26,640.6	$27,332.9	$27,566.4	$28,279.8	$29,137.4	(2.5)%	(8.6)%

Liabilities and stockholders' equity:
Deposits	$22,088.3	$22,605.0	$22,630.6	$22,732.8	$23,015.6	(2.3)%	(4.0)%
Securities sold under repurchase agreements	479.6	485.2	509.3	528.0	523.9	(1.2)	(8.5)
Other borrowed funds	—	—	250.0	960.0	1,567.5	—	(100.0)
Long-term debt	146.3	146.2	252.0	130.2	132.2	0.1	10.7
Subordinated debentures held by subsidiary trusts	149.8	163.1	163.1	163.1	163.1	(8.2)	(8.2)
Other liabilities	329.6	484.7	339.6	404.4	431.1	(32.0)	(23.5)
Total liabilities	23,193.6	23,884.2	24,144.6	24,918.5	25,833.4	(2.9)	(10.2)
Stockholders' equity:
Common stock	2,350.9	2,439.3	2,463.5	2,460.2	2,459.5	(3.6)	(4.4)
Retained earnings	1,274.2	1,213.5	1,191.2	1,168.6	1,166.4	5.0	9.2
Accumulated other comprehensive loss	(178.1)	(204.1)	(232.9)	(267.5)	(321.9)	(12.7)	(44.7)
Total stockholders' equity	3,447.0	3,448.7	3,421.8	3,361.3	3,304.0	—	4.3
Total liabilities and stockholders' equity	$26,640.6	$27,332.9	$27,566.4	$28,279.8	$29,137.4	(2.5)%	(8.6)%

Common shares outstanding at period end	101,106	103,967	104,874	104,910	104,586	(2.8)%	(3.3)%
Book value per common share at period end	$34.09	$33.17	$32.63	$32.04	$31.59	2.8	7.9
Tangible book value per common share at period end**	22.40	21.77	21.29	20.67	20.16	2.9	11.1

**Non-GAAP financial measure - see “Non-GAAP Financial Measures” included herein for a reconciliation of book value per common share (GAAP) at period end to tangible book value per common share (non-GAAP) at period end.
NM - not meaningful

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Loans and Deposits
(Unaudited)

						% Change
(In millions, except %)	Dec 31, 2025	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	4Q25 vs 3Q25	4Q25 vs 4Q24

Loans held for investment:
Real Estate:
Commercial	$8,144.4	$8,496.4	$8,750.9	$9,196.1	$9,263.2	(4.1)%	(12.1)%
Construction	837.2	960.8	1,004.6	1,097.3	1,244.6	(12.9)	(32.7)
Residential	2,108.8	2,136.0	2,157.5	2,161.4	2,191.6	(1.3)	(3.8)
Agricultural	629.0	623.0	635.6	678.1	701.1	1.0	(10.3)
Total real estate	11,719.4	12,216.2	12,548.6	13,132.9	13,400.5	(4.1)	(12.5)
Consumer:
Indirect	477.5	540.3	607.1	680.2	725.0	(11.6)	(34.1)
Direct	131.5	134.3	134.4	132.4	134.0	(2.1)	(1.9)
Credit card	—	—	—	74.2	77.6	—	(100.0)
Total consumer	609.0	674.6	741.5	886.8	936.6	(9.7)	(35.0)
Commercial	2,359.6	2,447.4	2,529.9	2,770.6	2,829.4	(3.6)	(16.6)
Agricultural	520.2	495.5	541.4	595.8	687.9	5.0	(24.4)
Other	1.7	10.2	2.0	1.8	1.6	(83.3)	6.3
Deferred loan fees and costs	(8.3)	(9.5)	(10.0)	(10.6)	(11.1)	(12.6)	(25.2)
Loans held for investment	$15,201.6	$15,834.4	$16,353.4	$17,377.3	$17,844.9	(4.0)%	(14.8)%

Deposits:
Noninterest bearing	$5,286.8	$5,555.7	$5,579.0	$5,590.2	$5,797.6	(4.8)%	(8.8)%
Interest bearing:
Demand	6,319.7	6,324.7	6,465.4	6,439.2	6,495.2	(0.1)	(2.7)
Savings	7,843.5	7,954.0	7,789.6	7,876.4	7,832.3	(1.4)	0.1
Time, $250 thousand and over	792.9	851.1	837.3	823.4	825.0	(6.8)	(3.9)
Time, other	1,845.4	1,919.5	1,959.3	2,003.6	2,065.5	(3.9)	(10.7)
Total interest bearing	16,801.5	17,049.3	17,051.6	17,142.6	17,218.0	(1.5)	(2.4)
Total deposits	$22,088.3	$22,605.0	$22,630.6	$22,732.8	$23,015.6	(2.3)%	(4.0)%

Total core deposits (1)	$21,295.4	$21,753.9	$21,793.3	$21,909.4	$22,190.6	(2.1)%	(4.0)%

(1) Core deposits are defined as total deposits less time deposits, $250 thousand and over, and brokered deposits.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Credit Quality
(Unaudited)

						% Change
(In millions, except %)	Dec 31, 2025	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024	4Q25 vs 3Q25	4Q25 vs 4Q24

Allowance for Credit Losses:
Allowance for credit losses	$191.4	$205.8	$209.6	$215.3	$204.1	(7.0)%	(6.2)%
As a percentage of loans held for investment	1.26%	1.30%	1.28%	1.24%	1.14%
As a percentage of non-accrual loans	143.37	113.33	108.77	112.19	147.58

Net loan charge-offs during quarter	$22.1	$2.3	$5.8	$9.0	$55.2	860.9%	(60.0)%
Annualized as a percentage of average loans	0.56%	0.06%	0.14%	0.21%	1.22%

Non-Performing Assets:
Non-accrual loans	$133.5	$181.6	$192.7	$191.9	$138.3	(26.5)%	(3.5)%
Accruing loans past due 90 days or more	1.4	0.6	1.4	3.0	3.0	133.3	(53.3)
Total non-performing loans	134.9	182.2	194.1	194.9	141.3	(26.0)	(4.5)
Other real estate owned	3.4	3.4	3.4	3.5	4.3	—	(20.9)
Total non-performing assets	$138.3	$185.6	$197.5	$198.4	$145.6	(25.5)%	(5.0)%

Non-performing assets as a percentage of:
Loans held for investment and OREO	0.91%	1.17%	1.21%	1.14%	0.82%
Total assets	0.52	0.68	0.72	0.70	0.50

Non-accrual loans to loans held for investment	0.88	1.15	1.18	1.10	0.78

Allowance for credit losses coverage of non-performing loans	141.88	112.95	107.99	110.47	144.44

Accruing Loans 30-89 Days Past Due	$82.7	$28.5	$52.2	$90.2	$63.5	190.2%	30.2%

Criticized Loans:
Special Mention	$566.3	$697.5	$744.9	$543.6	$316.4	(18.8)%	79.0%
Substandard	441.4	416.9	427.8	469.5	434.8	5.9	1.5
Doubtful	44.1	49.7	30.3	13.0	22.1	(11.3)	99.5
Total	$1,051.8	$1,164.1	$1,203.0	$1,026.1	$773.3	(9.6)%	36.0%

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Selected Ratios - Annualized
(Unaudited)

	At or for the Quarter ended:
	Dec 31, 2025		Sep 30, 2025	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024
Annualized Financial Ratios (GAAP)
Return on average assets	1.60%		1.04%	1.03%	0.71%	0.70%
Return on average common stockholders' equity	12.40		8.22	8.46	6.07	6.22
Yield on average earning assets	4.67		4.73	4.76	4.75	4.86
Cost of average interest bearing liabilities	1.77		1.90	1.95	2.05	2.23
Interest rate spread	2.90		2.83	2.81	2.70	2.63
Efficiency ratio	52.17		61.68	61.10	63.64	60.20
Loans held for investment to deposit ratio	68.82		70.05	72.26	76.44	77.53

Annualized Financial Ratios - Operating** (Non-GAAP)
Net FTE interest margin ratio	3.38%		3.36%	3.32%	3.22%	3.20%
Tangible book value per common share	$22.40		$21.77	$21.29	$20.67	$20.16
Tangible common stockholders' equity to tangible assets	8.90%		8.66%	8.47%	8.01%	7.55%
Return on average tangible common stockholders' equity	18.79		12.53	13.01	9.42	9.71

Consolidated Capital Ratios
Total risk-based capital to total risk-weighted assets	17.06%	*	16.62%	16.49%	14.93%	14.38%
Tier 1 risk-based capital to total risk-weighted assets	14.38	*	13.90	13.43	12.53	12.16
Tier 1 common capital to total risk-weighted assets	14.38	*	13.90	13.43	12.53	12.16
Leverage Ratio	9.61	*	9.60	9.37	9.06	8.71

*Preliminary estimate - may be subject to change. The regulatory capital ratios presented include the assumption of the transitional method as a result of legislation by the United States Congress to provide relief for the economy and financial institutions in the United States from the COVID‑19 pandemic. The referenced relief ended on December 31, 2024, which allowed a total five-year phase-in of the impact of CECL on capital.
**Non-GAAP financial measures - see “Non-GAAP Financial Measures” included herein for a reconciliation of net interest margin to net FTE interest margin ratio, book value per common share to tangible book value per common share, return on average common stockholders’ equity (GAAP) to return on average tangible common stockholders’ equity, and tangible common stockholders’ equity to tangible assets (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Selected Ratios - Annualized
(Unaudited)

	At or for the Year ended:
	Dec 31, 2025	Dec 31, 2024
Financial Ratios (GAAP)
Return on average assets	1.09%	0.75%
Return on average common stockholders' equity	8.83	6.92
Yield on average earning assets	4.73	4.81
Cost of average interest bearing liabilities	1.92	2.35
Interest rate spread	2.81	2.46
Efficiency ratio	59.19	62.30

Financial Ratios - Operating** (Non-GAAP)
Net FTE interest margin ratio	3.32	3.04
Return on average tangible common stockholders' equity	13.53	10.95

**Non-GAAP financial measures - see Non-GAAP Financial Measures included herein for a reconciliation of net interest margin to net FTE interest margin and return on average common stockholders’ equity (GAAP) to return on average tangible common stockholders’ equity (non-GAAP).

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Average Balance Sheets
(Unaudited)

	Three Months Ended
	December 31, 2025			September 30, 2025			December 31, 2024
(In millions, except %)	Average Balance	Interest(3)	Average Rate	Average Balance	Interest(3)	Average Rate	Average Balance	Interest(3)	Average Rate
Interest earning assets:
Loans (1)	$15,540.5	$222.0	5.67%	$16,419.0	$235.0	5.68%	$17,977.7	$259.9	5.75%
Investment securities
Taxable (2)	7,355.2	50.7	2.73	7,144.7	47.8	2.65	7,804.1	56.0	2.85
Tax-exempt	178.7	0.9	2.00	180.0	0.9	1.98	183.8	0.8	1.73
Investment in FHLB and FRB stock	106.7	1.1	4.09	107.9	1.3	4.78	155.7	2.4	6.13
Interest bearing deposits in banks	1,177.0	11.8	3.98	737.8	8.4	4.52	690.2	8.3	4.78
Federal funds sold	0.1	—	—	0.1	—	—	0.1	—	—
Total interest earning assets	$24,358.2	$286.5	4.67%	$24,589.5	$293.4	4.73%	$26,811.6	$327.4	4.86%
Noninterest earning assets	2,668.6			2,702.9			2,807.3
Total assets	$27,026.8			$27,292.4			$29,618.9
Interest bearing liabilities:
Demand deposits	$6,316.6	$14.9	0.94%	$6,326.4	$15.7	0.98%	$6,449.7	$15.9	0.98%
Savings deposits	7,882.6	35.7	1.80	7,841.2	37.8	1.91	7,833.6	39.1	1.99
Time deposits	2,685.8	21.9	3.24	2,782.1	23.4	3.34	2,877.8	26.7	3.69
Repurchase agreements	496.4	1.2	0.96	490.8	1.2	0.97	529.4	1.1	0.83
Other borrowed funds	—	—	—	23.0	0.4	6.90	1,942.6	24.0	4.91
Long-term debt	146.3	2.5	6.78	201.1	3.8	7.50	135.0	1.5	4.42
Subordinated debentures held by subsidiary trusts	150.8	2.6	6.84	163.1	2.9	7.05	163.1	3.2	7.81
Total interest bearing liabilities	$17,678.5	$78.8	1.77%	$17,827.7	$85.2	1.90%	$19,931.2	$111.5	2.23%
Noninterest bearing deposits	5,424.3			5,548.7			5,899.8
Other noninterest bearing liabilities	442.7			468.2			455.8
Stockholders’ equity	3,481.3			3,447.8			3,332.1
Total liabilities and stockholders’ equity	$27,026.8			$27,292.4			$29,618.9
Net FTE interest income (non-GAAP)(4)		$207.7			$208.2			$215.9
Less FTE adjustments (3)		(1.3)			(1.4)			(1.6)
Net interest income from consolidated statements of income		$206.4			$206.8			$214.3
Interest rate spread			2.90%			2.83%			2.63%
Net interest margin			3.36			3.34			3.18
Net FTE interest margin ratio (non-GAAP)(4)			3.38			3.36			3.20
Cost of funds, including noninterest bearing demand deposits (5)			1.35			1.45			1.72

(1) Average loan balances include loans held for sale and loans held for investment, net of deferred fees and costs, which include non-accrual loans. Interest income includes amortization of deferred loan fees net of deferred loan costs, which is not material for the periods presented.

(2) Includes average balance of unsettled trades on investment securities.
(3) Management believes fully taxable equivalent, or FTE, interest income is useful to investors in evaluating the Company’s performance as a comparison of the returns between a tax-free investment and a taxable alternative. The Company adjusts interest income and average rates for tax exempt loans and securities to an FTE basis utilizing a 21% tax rate.

(4) Non-GAAP financial measure - see “Non-GAAP Financial Measures” included herein for a reconciliation to GAAP measures.
(5) Calculated by dividing total annualized interest on interest bearing liabilities by the sum of total interest bearing liabilities plus noninterest bearing deposits.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Average Balance Sheets
(Unaudited)

	Year Ended December 31,
	2025			2024
(In millions, except %)	Average Balance	Interest(3)	Average Rate	Average Balance	Interest(3)	Average Rate
Interest earning assets:
Loans (1)	$16,663.9	$940.7	5.65%	$18,182.0	$1,028.2	5.66%
Investment securities
Taxable	7,303.9	199.4	2.73	8,261.5	243.5	2.95
Tax-exempt	180.8	3.5	1.94	186.5	3.4	1.82
Investment in FHLB and FRB stock	132.2	7.4	5.60	178.8	11.8	6.60
Interest bearing deposits in banks	759.9	32.7	4.30	422.5	22.2	5.25
Federal funds sold	0.1	—	—	0.1	—	—
Total interest earning assets	$25,040.8	$1,183.7	4.73%	$27,231.4	$1,309.1	4.81%
Noninterest earning assets	2,712.1			2,825.0
Total assets	$27,752.9			$30,056.4
Interest bearing liabilities:
Demand deposits	$6,364.3	$60.0	0.94%	$6,224.9	$57.8	0.93%
Savings deposits	7,831.6	145.8	1.86	7,784.8	161.2	2.07
Time deposits	2,783.7	94.0	3.38	2,894.1	106.9	3.69
Repurchase agreements	509.3	4.7	0.92	687.2	6.7	0.97
Other borrowed funds	563.5	26.2	4.65	2,434.7	123.4	5.07
Long-term debt	159.6	10.7	6.70	253.4	11.8	4.66
Subordinated debentures held by subsidiary trusts	160.0	11.2	7.00	163.1	13.1	8.03
Total interest bearing liabilities	$18,372.0	$352.6	1.92%	$20,442.2	$480.9	2.35%
Noninterest bearing deposits	5,535.2			5,879.4
Other noninterest bearing liabilities	423.9			468.8
Stockholders’ equity	3,421.8			3,266.0
Total liabilities and stockholders’ equity	$27,752.9			$30,056.4
Net FTE interest income (non-GAAP)(3)		$831.1			$828.2
Less FTE adjustments (2)		(5.7)			(6.6)
Net interest income from consolidated statements of income		$825.4			$821.6
Interest rate spread			2.81%			2.46%
Net interest margin			3.30			3.12
Net FTE interest margin (3)			3.32			3.04
Cost of funds, including noninterest bearing demand deposits (4)			1.47			1.83

(1) Average loan balances include loans held for sale and loans held for investment, net of deferred fees and costs, which include non-accrual loans. Interest income includes amortization of deferred loan fees net of deferred loan costs, which is not material for the periods presented.

(2) Management believes fully taxable equivalent, or FTE, interest income is useful to investors in evaluating the Company’s performance as a comparison of the returns between a tax-free investment and a taxable alternative. The Company adjusts interest income and average rates for tax exempt loans and securities to an FTE basis utilizing a 21.00% tax rate.

(3) Non-GAAP financial measure - see Non-GAAP Financial Measures included herein for a reconciliation to GAAP measures.
(4) Calculated by dividing total annualized interest on interest bearing liabilities by the sum of total interest bearing liabilities plus noninterest bearing deposits.

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

		As of or For the Quarter Ended
(In millions, except % and per share data)		Dec 31, 2025	Sep 30, 2025	Jun 30, 2025	Mar 31, 2025	Dec 31, 2024
Total common stockholders' equity (GAAP)	(A)	$3,447.0	$3,448.7	$3,421.8	$3,361.3	$3,304.0
Less goodwill and other intangible assets (excluding mortgage servicing rights)		1,182.2	1,185.5	1,188.9	1,192.4	1,195.7
Tangible common stockholders' equity (Non-GAAP)	(B)	$2,264.8	$2,263.2	$2,232.9	$2,168.9	$2,108.3

Total assets (GAAP)		$26,640.6	$27,332.9	$27,566.4	$28,279.8	$29,137.4
Less goodwill and other intangible assets (excluding mortgage servicing rights)		1,182.2	1,185.5	1,188.9	1,192.4	1,195.7
Tangible assets (Non-GAAP)	(C)	$25,458.4	$26,147.4	$26,377.5	$27,087.4	$27,941.7

Average Balances:
Total common stockholders' equity (GAAP)	(D)	$3,481.3	$3,447.8	$3,401.1	$3,355.1	$3,332.1
Less goodwill and other intangible assets (excluding mortgage servicing rights)		1,183.7	1,187.1	1,190.5	1,193.9	1,197.4
Average tangible common stockholders' equity (Non-GAAP)	(E)	$2,297.6	$2,260.7	$2,210.6	$2,161.2	$2,134.7

Net interest income	(F)	$206.4	$206.8	$207.2	$205.0	$214.3
FTE interest income		1.3	1.4	1.4	1.6	1.6
Net FTE interest income (Non-GAAP)	(G)	207.7	208.2	208.6	206.6	215.9
Less purchase accounting accretion		2.6	3.5	4.2	4.7	8.6
Adjusted net FTE interest income (Non-GAAP)	(H)	$205.1	$204.7	$204.4	$201.9	$207.3

Average interest earning assets	(I)	$24,358.2	$24,589.5	$25,180.1	$26,059.0	$26,811.6
Total quarterly average assets	(J)	27,026.8	27,292.4	27,898.4	28,818.9	29,618.9
Annualized net income available to common shareholders	(K)	431.7	283.3	287.6	203.6	207.3
Common shares outstanding	(L)	101,106	103,967	104,874	104,910	104,586

Return on average assets (GAAP)	(K) / (J)	1.60%	1.04%	1.03%	0.71%	0.70%
Return on average common stockholders' equity (GAAP)	(K) / (D)	12.40	8.22	8.46	6.07	6.22
Average common stockholders' equity to average assets (GAAP)	(D) / (J)	12.88	12.63	12.19	11.64	11.25
Book value per common share (GAAP)	(A) / (L)	$34.09	$33.17	$32.63	$32.04	$31.59
Tangible book value per common share (Non-GAAP)	(B) / (L)	22.40	21.77	21.29	20.67	20.16
Tangible common stockholders' equity to tangible assets (Non-GAAP)	(B) / (C)	8.90%	8.66%	8.47%	8.01%	7.55%
Return on average tangible common stockholders' equity (Non-GAAP)	(K) / (E)	18.79	12.53	13.01	9.42	9.71
Net interest margin (GAAP)	(F*) / (I)	3.36	3.34	3.30	3.19	3.18
Net FTE interest margin ratio (Non-GAAP)	(G*) / (I)	3.38	3.36	3.32	3.22	3.20
Adjusted net FTE interest margin ratio (Non-GAAP)	(H*) / (I)	3.34	3.30	3.26	3.14	3.08

*Annualized

FIRST INTERSTATE BANCSYSTEM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

		For the Year Ended
(In millions, except % and per share data)		Dec 31, 2025	Dec 31, 2024
Average Balances:
Total common stockholders' equity (GAAP)	(A)	$3,421.8	$3,266.0
Less goodwill and other intangible assets (excluding mortgage servicing rights)		1,188.8	1,202.8
Average tangible common stockholders' equity (Non-GAAP)	(B)	$2,233.0	$2,063.2

Net interest income	(C)	$825.4	$821.6
FTE interest income		5.7	6.6
Net FTE interest income	(D)	831.1	828.2
Less: Purchase accounting accretion		15.0	24.6
Adjusted net interest income (FTE)	(E)	$816.1	$803.6

Average interest earning assets	(F)	$25,040.8	$27,231.4
Total average assets	(G)	27,752.9	30,056.4
Net income available to common shareholders	(H)	302.1	226.0

Return on average assets (GAAP)	(H) / (G)	1.09%	0.75%
Return on average common stockholders' equity (GAAP)	(H) / (A)	8.83	6.92
Average common stockholders' equity to average assets (GAAP)	(A) / (G)	12.33	10.87
Return on average tangible common stockholders' equity (Non-GAAP)	(H) / (B)	13.53	10.95
Net interest margin (GAAP)	(C) / (F)	3.30	3.02
Net interest margin (FTE) (Non-GAAP)	(D) / (F)	3.32	3.04
Adjusted net interest margin (FTE) (Non-GAAP)	(E) / (F)	3.26	2.95

First Interstate BancSystem, Inc.
P.O. Box 30918     Billings, Montana 59116     (406) 255-5311
www.FIBK.com